CERTIFICATE OF INCORPORATION
                                       OF
                             FOR BETTER LIVING, INC.
                          (As Amended 17 October 1994)


                  1. The name of the Corporation is For Better Living, Inc.

                  2. The address of the Corporation's registered office in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19001, and the name of its registered agent at said address is The Corporation Trust Company.

                  3. The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

                  4. The Corporation shall have authority to issue 2,650,000 shares of stock, consisting of 2,500,000 shares of Common Stock, par value $.05 per share, and 150,000 shares of Preferred Stock par value $1 per share.

                  The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly granted authority to fix by resolution the designations and the powers, preferences and relative, participating, optional or other rights (including voting powers, full or limited, or no voting powers) and the qualifications, limitations or restrictions thereof, in respect of the Preferred Stock or any series thereof, and by resolution to fix, increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series. Except as otherwise provided by law or this Certificate of Incorporation as amended from time to time or the resolutions of the Board of Directors relating to the Preferred Stock or any series thereof (i) the Common Stock shall possess the full voting power of the Corporation and each share thereof shall be entitled to one vote, and (ii) the number of authorized shares of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                  5. The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation, subject to any voting requirements contained in the By-Laws, including any such requirements relating to the vote required for amendment of any By-Law by the Board of Directors. Elections of directors need not be by ballot unless the By-Laws so provide.

                  6. The Corporation is authorized to provide indemnification to all persons whom it may indemnify pursuant to applicable law, through By-Law provisions, agreements or otherwise, to the fullest extent permissible under Delaware, or if applicable, California law, as amended from time to time.

                  7. The affirmative vote of the holders of four-fifths of the outstanding shares of the capital stock of the Corporation entitled to vote shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other Corporation, and (b) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation to or with, or any sale, lease or exchange to or with the Corporation (in exchange for its securities in a transaction for which stockholder approval is required by law or any agreement between the Corporation and any national securities exchange) of any assets of, any other corporation, person or other entity, if (as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon) such other corporation, person or entity referred to in clause (a) or clause (b) above, is the beneficial owner, directly, or indirectly, of more than 10% of any class of capital stock of the Corporation. For the purposes hereof any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation, (1) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (1) above), by any other corporation, person or entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

                  8. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or

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

class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

                  9. The names and mailing addresses of the incorporators are as follows:

         NAME              MAILING ADDRESS
         ----              ---------------
         B.J. Consono      Corporation Trust Center
                           1209 Orange Street
                           Wilmington, Delaware 19001

         F.J. Obara, Jr.   Corporation Trust Center
                           1209 Orange Street
                           Wilmington, Delaware 19001

         A.D. Grier        Corporation Trust Center
                           1209 Orange Street
                           Wilmington, Delaware 19001

                  10. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided by this Article 10, shall be limited to the fullest extent permitted by any such amended Delaware General Corporation Law. Any repeal or modification of this
Article 10 or any new provision of the Certificate of Incorporation inconsistent with this Article 10 shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification or adoption of such inconsistent provision.

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